UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                     )

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Nuveen Energy MLP Total Return Fund (JMF)

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Nuveen Closed-End Funds Board Approves New Sub-Advisory Contracts

NEW YORK, August 9, 2019 – The Board of Trustees of Nuveen Energy MLP Total Return Fund (NYSE:JMF) and Nuveen All Cap Energy MLP Opportunities Fund (NYSE:JMLP) have approved both an interim investment sub-advisory agreement and a new investment sub-advisory agreement with Tortoise Capital Advisors, L.L.C. The Board determined that the new investment sub-advisory agreement would be presented to the fund’s shareholders for approval at an upcoming shareholder meeting.

The new investment sub-advisory agreements were approved in connection with a previously announced transaction whereby Tortoise Capital Advisors will acquire the midstream energy business of Advisory Research, Inc. from its current owner, Piper Jaffray Companies. In the transaction, the members of the funds’ current portfolio management team will join Tortoise Capital Advisors. Consummation of the transaction will result in an assignment and termination of the funds’ existing sub-advisory agreements with Advisory Research. The parties have stated that they expect the transaction to be consummated during the third quarter.

To assure continuity of sub-advisory services after the transaction, the interim agreement will take effect upon consummation of the transaction. Tortoise Capital Advisors will continue to serve as each fund’s subadvisor under the interim agreement until the earlier of 150 days after the closing of the transaction or when shareholders approve the new sub-advisory agreement. If shareholders of a fund do not approve the new sub-advisory agreement prior to the end of the interim period, the Board will take such action as it deems to be in the best interests of the fund. If the transaction is not consummated, Advisory Research will continue to act as subadvisor under the current sub-advisory agreements.

Important Information

In connection with the presentation of the new sub-advisory agreement to each fund’s shareholders for approval, each fund expects to file a proxy statement with the SEC. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information about the proposals. After they are filed, free copies of the proxy statements will be available on the SEC’s web site at www.sec.gov.

This communication is not a solicitation of a proxy from any fund shareholder. The funds, Nuveen Fund Advisors and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposals. Information about the directors/trustees and officers of the funds may be found in their respective annual reports and annual proxy statements previously filed with the SEC and will be contained in the proxy statement when available.

FORWARD LOOKING STATEMENTS

Certain statements made in this release are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

•	market developments;

•	legal and regulatory developments; and

•	other additional risks and uncertainties.

Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any forward-looking statement.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Advisors

800-752-8700

Investors

800-257-8787

Media

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has more than $1 trillion in assets under management as of 30 June 2019 and operations in 23 countries. Its affiliates offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

EPS-923755PR-E0819X

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